EXHIBIT (9)

                               Opinion of Counsel


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                                                               November 20, 2000


         Securities and Exchange Commission
         450 Fifth Street, NW
         Washington, DC 20549

         Re:      Phoenix Home Life Variable Accumulation Account
                  Phoenix Home Life Mutual Insurance Company
                  Post-Effective Amendment No. 1 to Form N-4
                  File Nos. 333-31320 and 811-8914

         Dear Sirs:

                  As Counsel to the depositor, I have participated in the development of and am familiar with the variable annuity, Phoenix Retirement Planner's Edge for New York ("Contracts"), which is the subject of the above-captioned Registration Statement on Form N-4/A.
                  In connection with the opinion, I have reviewed the Contracts, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Contracts.
                  Based upon this review, I am of the opinion that the Contracts, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Home Life Mutual Insurance Company.


                                      Very truly yours,


                                      /s/ Edwin L. Kerr
                                      Edwin L. Kerr, Counsel
                                      Phoenix Home Life Mutual Insurance Company